Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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July 27, 2026

Sinda Ltd.
Antiguo Camino a Don Diego S/N
Fraccionamiento Mi Bendición, Interior 6
San Miguel Allende, Guanajuato, C.P. 37898, Mexico

Re:	Sinda Ltd.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special United States counsel to Sinda Ltd., a Delaware corporation (the “Company”), in connection with the  registration for resale under the Securities Act of 1933 (the “Securities Act”), of an aggregate of 7,939,544 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), on behalf of the Selling Stockholder (as defined herein). We have been advised that the Shares were issued pursuant to the Common Stock Purchase Agreement, dated as of June 22, 2026, between the Company and the Selling Stockholder (the “Stock Purchase Agreement”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Sinda Ltd.
July 27, 2026

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the registration statement (“Registration Statement”) on Form S-1 to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act relating to the Shares;

(b) the prospectus, which forms a part of and is included in the Registration Statement;

(c) an executed copy of the Stock Purchase Agreement;

(d) an executed copy of a certificate of Jaime Cortés Álvarez, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(e) a copy of the Company’s Certificate of Incorporation certified pursuant to the Secretary’s Certificate as being in effect on the date of the resolutions referred to below;

(f) a copy of the Company’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of July 27, 2026 (the “Restated Certificate of Incorporation”), and certified pursuant to the Secretary’s Certificate as being in effect on the date hereof;

(g) a copy of the Company’s Bylaws certified pursuant to the Secretary’s Certificate as being in effect on the date of the resolutions referred to below;

(h) a copy of the Company’s Amended and Restated Bylaws (the “Restated Bylaws”) certified pursuant to the Secretary’s Certificate as being in effect on the date hereof; and

(i)   a copy of certain resolutions of the Board of Directors of the Company, adopted on June 23, 2026, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth below, we have assumed that (i) the Company received the consideration for the Shares set forth in the Stock Purchase Agreement and the applicable board resolutions and (ii) the issuance of the Shares has been registered in the Company’s share registry. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholder and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the Restated Certificate of Incorporation and the factual representations and warranties set forth in the Stock Purchase Agreement.

Sinda Ltd.
July 27, 2026

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

As used herein, “Organizational Documents” means the Restated Certificate of Incorporation and the Restated Bylaws.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

The Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

In addition, in rendering the foregoing opinion we have assumed that:

(a) the Company’s issuance of the Shares does not and will not (i) violate any statute to which the Company or such issuance is subject (except that we do not make this assumption with respect to the DGCL), or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents, the Stock Purchase Agreement or those agreements or instruments expressed to be governed by the laws of the State of New York or the State of Delaware which are listed in Part II of the Registration Statement, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments); and

(b) the Company’s authorized capital stock was at the time of issuance of the Shares as set forth in the Restated Certificate of Incorporation and is as set forth in the Restated Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act.  This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

JAW